Exhibit (h)(9)(iii)


                   AMENDMENT TO SHAREHOLDER SERVICE AGREEMENT

     Pursuant to the terms of the Shareholder Service Agreement dated November 19, 1996 between First Trust Corporation, Westcore Trust and Denver Investment Advisors LLC, we, the undersigned, hereby agree to amend the agreement in the following manner:

     1. The Recitals and Representations are amended by adding the following paragraph:

          E. The Trust desires FTC to serve as the Trust's agent for the limited purpose of receiving and transmitting orders and instructions regarding the purchase, exchange and redemption of shares, subject to the terms and conditions of this Agreement.

     2. Paragraphs 1,1(a) and 1(b) are amended by deleting the original paragraphs and substituting the following paragraphs:

     1. OPERATING PROCEDURES. The parties agree to open and maintain Fund accounts, process, and settle Fund transactions, process and provide notification of Fund transfers, and administer Fund distributions in accordance with the following operation procedures:

     (a) The Company will cause the Fund's transfer agent (the "Transfer Agent") to establish and maintain one or more accounts (the "FTC Omnibus Account (s)" on its books for each Fund for the Plans. The assets of one or more Plans may be held in any FTC Omnibus Account. Each FTC Omnibus Account will be titled in the nominee name of "FTC & Co., Attention: DATAlynx #_________" or "TRUSTlynx & Co., Attention:
          TRUSTlynx #_________", and FTC as trustee or custodian of the Plans, will be the shareholder of record for each FTC Omnibus Account. The Company will provide to FTC one Fund statement for each FTC Omnibus Account on a monthly basis.

     (b) For accounts traded under "FTC & Co.", FTC will be permitted extended trading hours up to 12:00 P.M. midnight. (Eastern Standard Time ) provided all trades within the extended trading period are received by FTC prior to close of the regular trading session of the New York Stock Exchange, normally 4:00 P.M. Eastern Standard Time ("Qualified FTC Trades"). Qualified FTC trades placed with the Fund or the Transfer Agent by FTC within the extended trading hours will receive the Net Asset Value price for the day the order is received by FTC.

          For accounts traded under "TRUSTlynx & Co.", FTC will be permitted late trading hours up to 8:00 A.M. (Eastern Standard Time) provided all trades within the late trading period are for Qualified Plans and are received by the Plan's Record Keeper (Third Party Administrator) prior to the close of regular trading session of the New York Stock Exchange, normally 4:00 P.M. Eastern Standard Time ("Qualified
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          TRUSTlynx Trades"). Qualified TRUSTlynx trades placed with the Fund or the Transfer Agent by FTC within the late trading hours will receive the Net Asset Value price for the day the trade was received by the Record Keeper.

     3. Paragraph 12 is amended by deleting the first sentence of the original paragraph and substituting the following sentence:

          FTC agrees to indemnify and hold harmless each of the Company and the Trust from any loss, expense, cost, liability or damage (including reasonable attorneys' fees) which may be suffered by it as a result of any breach of this Agreement by FTC or arising from (i) any dissemination of information regarding the Trust or the Company that is materially incorect and that was not provided to FTC, or approved, by the Trust or the Company, (ii) any negligent act or omission of FTC in the performance of its duties under this Agreement, (iii) the failure to timely and properly transmit orders and instrutions to the Trust (or its affiliates), (iv) the calculation or subsequent correction of any orders and instructions transmitted to the Trust (or its affiliates) or (v) discrepancies between participant and Plan balances maintained by FTC and the account(s) balances maintained by the Trust (or its affiliates) due to errors caused by FTC.

     4. Paragraph 25 is added to the Agreement as follows:

          25. FTC represents, warrants, covenants and agrees as follows:

          FTC's internal control structure over the processing and transmission of orders for Fund transactions is suitably designed to (i) detect orders received after the close of the regular trading session of the New York Stock Exchange, (ii) prevent such orders from being aggregated with orders received before the close of the regular trading session of the New York Stock Exchange, and (iii) minimize errors that could result in late transmission of orders to the Funds pursuant to Paragraph 1(b) of this Agreement.

     5. The Names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987 which is hereby referred to and a copy of which is on file at the office of State Secretary of the Commonwealth of Massachusetts and the principal office of the Company. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees, shareholders, or representatives of the Trust are not made personally, but in such capacities, and bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust

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     In witness whereof, the undersigned have executed this Amendment, the date below indicated.


DENVER INVESTMENT ADVISORS LLC              WESTCORE TRUST

By: /s/ Jeffrey D. Adams                    By: /s/ Jack D. Henderson
    ----------------------------                ----------------------------
Its:  Jeffrey D. Adams                      Its:  Jack D. Henderson
Date: August 15, 2001                       Date: August 17, 2001


Accepted By:

FIRST TRUST CORPORATION (FTC)

By: /s/ Joanne Radmere Ratkai
    ----------------------------
Its:  Joanne Radmere Ratkai
Date: Not dated

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